SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               Synergy Brands Inc.

                          -----------------------------
                                (Name of Issuer)

                                  Common Stock

                          -----------------------------
                         (Title of Class of Securities)

                                   87159E-10-5

                          -----------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     Rule 13d-1 (b)

X    Rule 13d-1 (c)

     Rule 13d-1 (d)

CUSIP No. 87159E-10-5

 1)  Names of  Reporting  Persons S.S. or I.R.S.  Identification  Nos. of Above

     Persons

     Lawrence K. Fleischman  ss# ###-##-####

-------------------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)   NA
     (b)   NA
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 3)   SEC Use Only

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 4)   Citizenship or Place of Organization
      United States

Number            (5)   Sole Voting Power 1,216,815 (includes options
of                 exercisable within 60 days)
Shares            ------------------------------------------------------------
Beneficially
Owned             (6)   Shared Voting Power none
By
Each              ------------------------------------------------------------
Reporting
Person            (7)   Sole Dispositive Power 1,216,815 (includes options

With                exercisable within 60 days)
                   ------------------------------------------------------------

                   (8)   Shared Dispositive Power none


 9)   Aggregate Amount Beneficially Owned by Each Reporting Person  1,216,815
-------------------------------------------------------------------------------

 10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

-------------------------------------------------------------------------------

 11)  Percent of Class Represented by Amount in Row (9) 8.51%
-------------------------------------------------------------------------------

 12) Type of Reporting Person (See Instructions) individual (IN)

ITEM 1(A):        Name of Issuer: Synergy Brands Inc.

ITEM 1(B):        Address of Issuer's Principal Executive Offices:
                  40 Underhill Blvd,
                  Syosset, NY  11791

ITEM 2(A):        Name of Person Filing: Lawrence Fleischman

ITEM 2(B):        Address of Principal Business Office or, if none, Residence:
                  c/o Capital Vision Group Inc.
                  150 Vanderbilt Motor PKWY.
                  Ste. 311
                  Hauppauge, NY  11788

ITEM 2(C):        Citizenship: United States

ITEM 2(D):        Title of Class of Securities:
                       Common Stock

ITEM 2(E):        CUSIP Number: 87159E-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS RULE 13d-1(b),  or 13d-2
(b) or (c),CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

         (a) [ ] Broker or Dealer registered under Section 15 of the Act

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act

         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Exchange Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

         (e) [ ] Investment  Adviser in  accordance  with Rule 13d-1 (b)(1) (ii)
         (E) the Investment Advisers Act

         (f) [ ] An employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1) (ii)(F)

         (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G)

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act

         (j) [ ] Group, in accordance with section Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         (a) Amount Beneficially Owned: 1,216,815 (includes options exercisable within 60 days)

         (b) Percent of Class: 8.51%

         (c) Number of shares as to which such person has:

            (i)      sole power to vote or to direct the vote:
                     1,216,815 (includes options exercisable within 60 days)

            (ii)     shared power to vote or to direct the vote:
                     none

            (iii)    sole  power to dispose  or to direct  the  disposition  of:
                     1,216,815 (includes options exercisable within 60 days)

            (iv)     shared power to dispose or to direct the disposition of:
                     none

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control if the issuer of the securities and were not acquired and are not in connection with or as a participant in any transaction having that purpose or effect.

         (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c)

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

By:  /s/ Lawrence Fleischman
   ---------------------------------------
         Lawrence Fleischman